Exhibit 99.1

Community Bancorp.
Community National Bank

Press Release

Derby, VT
For Immediate Release
December 16, 2015
For more information contact: Stephen P. Marsh at 802-334-7915

Community Bancorp. and Community National Bank
Promote Austin to President

Chairman, President and CEO of Community Bancorp. and Community National Bank Stephen P. Marsh has announced the promotion of Kathryn (Kathy) M. Austin to President and Chief Operating Officer of Community Bancorp. and Community National Bank. Kathy’s promotion will take effect on January 1, 2016.

Mr. Marsh will continue to serve as Chairman and Chief Executive Officer of Community Bancorp. and Community National Bank.

Kathy has worked at Community National Bank for over 35 years, most recently serving as Executive Vice President and Chief Operating Officer with oversight of the bank’s retail operations. Mr. Marsh stated, “Kathy has a long history of increased responsibility and has played a substantial role in the bank’s continued growth. She has unique leadership qualities that will serve her well in her new position.”

Kathy is a graduate of the New England School of Banking at Williams College and the Stonier Graduate School of Banking. In 2003, she received the Outstanding Community Banker Award presented by the Vermont Bankers Association. Kathy currently serves as Board Chair of North Country Health Systems. Kathy and her husband Shawn reside in Morgan.

Community National Bank (CNB) is an independent bank that has been serving its communities since 1851. CNB has offices located in Derby, Barre, Barton, Derby Line, Enosburg Falls, Island Pond, Lyndonville, Montpelier, Morrisville, Newport, St. Johnsbury and Troy. For more information about CNB please visit communitynationalbank.com.

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